Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE
919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO FIRST QUARTER 2010 DISTRIBUTION

AUSTIN, TEXAS MARCH 23, 2010—TEL OFFSHORE TRUST announced that there will be no trust distribution for the first quarter of 2010 for unitholders of record on March 31, 2010. The financial and operating information included herein for the Trust’s first quarter of 2010 reflects financial and operating information with respect to the royalty properties for the months of November and December 2009 and January 2010.

Gas revenues recorded by the Working Interest Owners on the royalty properties increased approximately 9% to $461,131 in the first quarter of 2010 from $421,721 in the fourth quarter of 2009.  Natural gas volumes during the first quarter of 2010 decreased approximately 19% to 98,850 Mcf from 122,763 Mcf during the fourth quarter of 2009. The decrease in volumes was partially offset by the average price received for natural gas. The average price received for natural gas increased approximately 36% to $4.66 per Mcf in the first quarter of 2010 as compared to $3.44 per Mcf received in the fourth quarter of 2009.

Crude oil revenues recorded by the Working Interest Owners on the royalty properties decreased approximately 4% to $3,847,919 in the first quarter of 2010 from $4,024,763 in the fourth quarter of 2009.  Oil volumes during the first quarter of 2010 decreased approximately 14% to 50,908 barrels, compared to 58,916 barrels of oil produced in the fourth quarter of 2009. The decrease in revenue was primarily due to natural production decline. The average price received for oil increased approximately 11% to $75.59 per barrel in the first quarter of 2010 as compared to $68.31 per barrel received in the fourth quarter of 2009.

The Trust’s share of capital expenditures decreased by $95,750 in the first quarter of 2010 to $26,816, as compared to $122,566 in the fourth quarter of 2009. The Trust’s share of operating expenses decreased by $462,640 in the first quarter of 2010 to $5,949,693 as compared to $6,412,333 for the fourth quarter of 2009. The operating expenditures relate primarily to the ongoing abandonment costs associated with Eugene Island 339.

For the first quarter of 2010, under the terms of the conveyance for the royalty properties, production costs for the royalty properties exceeded gross proceeds thereof, with the Trust’s portion of such excess equal to approximately $472,000.  For 2009, the Trust’s portion of the amount by which production costs exceeded gross proceeds was approximately $5.5 million.  No funds were released or escrowed from the Trust’s Special Cost Escrow in the first quarter of 2010.  The Trust’s Special Cost Escrow balance was $4,306,084 as of the end of the Trust’s first quarter of 2010.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2008 under “Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.
AS CORPORATE TRUSTEE
CONTACT: Mike Ulrich
(800) 852-1422
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